Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

ONEOK, INC.

and

ONE Gas, Inc.

Dates as of January 14, 2014

INDEX OF DEFINED TERMS

TERM	SECTION DEFINED
Affiliate	Separation Agreement
Agreement	Preamble
Agreement Dispute	11.11
Ancillary Agreement	Separation Agreement
Assets	Separation Agreement
Distribution	Separation Agreement
Distribution Date	Separation Agreement
Distribution Record Date	Separation Agreement
Effective Time	Separation Agreement
Indemnifiable Losses	Separation Agreement
Indemnitee	Separation Agreement
LDC Business	Separation Agreement
Liabilities	Separation Agreement
Oklahoma Courts	11.12
Parent	Preamble
Parent Board	Recitals
Parent Welfare Plans	5.1(a)
Parties	Preamble
Party	Preamble
Profit Sharing Plan Transfer Date	4.2(b)
Retained Businesses	Separation Agreement
Separation	Recitals
Separation Agreement	Recitals
Service Crediting Date	2.3(b)(i)
Spinco	Preamble
Spinco 401(k) Thrift Plan	4.1(a)
Spinco Employee Stock Award Program	7.1(b)
Spinco Employee Stock Purchase Plan	7.1(c)
Spinco Equity Compensation Plan	7.1(a)
Spinco Nonqualified Deferred Compensation Plan	6.2(a)
Spinco Pre-2005 Nonqualified Deferred Compensation Plan	6.2(c)
Spinco Pre-2005 Supplemental Executive Retirement Plan	6.1(c)
Spinco Profit Sharing Plan	4.2(a)
Spinco Retirement Plan	3.1(a)
Spinco Supplemental Executive Retirement Plan	6.1(a)
Spinco Welfare Plans	5.1(a)
Subsidiary	Separation Agreement
Thrift Plan Contributions	8.4(a)
Thrift Plan Transfer Date	4.1(b)
TGS Retirement Plan	3.2

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of January 14, 2014, by and between ONEOK, Inc., an Oklahoma corporation (“Parent”), and ONE Gas, Inc., an Oklahoma corporation (“Spinco”). Each of Parent and Spinco is sometimes referred to herein as a “Party” and collectively, as the “Parties”.

R E C I T A L S:

WHEREAS, Parent, acting through various divisions and through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the LDC Business and (ii) the Retained Businesses;

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is appropriate, desirable and in the best interests of Parent and its stockholders to separate Parent into two independent companies (the “Separation”), one for the LDC Business, which shall be owned and conducted, directly or indirectly, by Spinco, and one for the Retained Businesses, which shall be owned and conducted, directly or indirectly, by Parent;

WHEREAS, to effect the Separation the Parties entered into that certain Separation and Distribution Agreement dated as of even date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”); and

WHEREAS, prior to the date hereof, certain employees of Parent were transferred to Spinco and became participants in separate employee benefit plans established by Spinco in connection with the Separation, at which time such employees ceased participating in the employee benefit plans of Parent (other than certain equity incentive award programs and severance arrangements of Parent in which such employees will continue to participate until the Distribution Date);

WHEREAS, the Parties have entered into that certain Transition Services Agreement dated as of even date hereof to govern the respective rights, responsibilities and obligations of each of the Parties after the Distribution Date relating to, arising out of, or resulting from shared services that will continue for a transitional period after the Distribution Date; and

WHEREAS, pursuant to the Separation Agreement, Parent and Spinco have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement, and the following terms shall have the following meanings:

“1997 VEBA” shall mean the 1997 – ONEOK, Inc. Employees’ Retiree Medical Benefit Trust (FEIN: 36-4090934).

“2005 VEBA” shall mean the 2005 – ONEOK, Inc. Collective Bargaining Unit Employees’ Health and Welfare Plan Trust (FEIN: 56-2542479).

“Benefit Plan” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control, severance, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and the rules and regulations thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as the same shall be in effect at the time that reference is made thereto.

“ERISA Affiliate” shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Former Parent Employee” shall mean any individual (or any beneficiary, dependent, or alternate payee of such individual, as the context requires) whose employment with any member of the Parent Group was terminated before the Distribution Date; provided, however, that no Former Spinco Employee shall constitute a Former Parent Employee.

“Former Spinco Employee” shall mean any individual (or any beneficiary, dependent, or alternate payee of such individual, as the context requires) (i) whose employment with any member of the Spinco Group was terminated before the Distribution Date; or (ii) whose employment with any member of the Parent Group was terminated prior to January 1, 2014, if such individual was allocated in connection with the Separation to any member of the Spinco Group as of January 1, 2014 by Parent in its sole discretion.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, and the rules and regulations thereunder, all as the same shall be in effect at the time that reference is made thereto.

“LDC EMA Liabilities” shall mean all Liabilities assumed or retained by the Spinco Group as provided for in this Agreement, including Section 2.1(c).

“Parent 401(k) Thrift Plan” shall mean the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

“Parent Annual Incentive Plans” shall mean, collectively, the ONEOK, Inc. Annual Officer Incentive Plan and the ONEOK, Inc. Annual Employee Incentive Plan.

“Parent Benefit Plan” shall mean any Benefit Plan sponsored by any member of the Parent Group or any ERISA Affiliate thereof immediately following the Distribution Date.

“Parent Deferred Compensation Plan for Non-Employee Directors” shall mean the ONEOK, Inc. Deferred Compensation Plan for Non-Employee Directors.

“Parent Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and leave under the Family Medical Leave Act, as amended), in either case, of any member of the Parent Group on or after January 1, 2014, and shall include any beneficiary, dependent, or alternate payee of such employee, as the context requires.

“Parent Employee Stock Award Program” shall mean the ONEOK, Inc. Employee Stock Award Program.

“Parent Employee Stock Purchase Plan” shall mean the ONEOK, Inc. Employee Stock Purchase Plan.

“Parent Equity Compensation Plan” shall mean the ONEOK, Inc. Equity Compensation Plan.

“Parent Group” shall mean (i) prior to January 1, 2014, Parent and any of its direct or indirect Subsidiaries, and (ii) on and after January 1, 2014, Parent and each Person (other than any member of the Spinco Group) that is a Subsidiary of Parent as of January 1, 2014, and each Person (other than any member of the Spinco Group) that becomes a Subsidiary of Parent after January 1, 2014.

“Parent Long-Term Incentive Plan” shall mean the ONEOK, Inc. Long-Term Incentive Plan.

“Parent Nonqualified Deferred Compensation Plan” shall mean the ONEOK, Inc. 2005 Nonqualified Deferred Compensation Plan.

“Parent Nonqualified Plan Rabbi Trust” shall mean the ONEOK, Inc. Deferred Compensation Plan Trust.

“Parent Nonqualified Plans” shall mean, collectively, the Parent Supplemental Executive Retirement Plan, the Parent Pre-2005 Supplemental Executive Retirement Plan, the Parent Nonqualified Deferred Compensation Plan and the Parent Pre-2005 Nonqualified Deferred Compensation Plan.

“Parent Participant” shall mean any individual who is a Parent Employee, a Former Parent Employee or a Parent Service Provider.

“Parent Performance Unit” shall mean a phantom stock unit granted by Parent pursuant to a Parent Stock Plan representing a general unsecured promise by Parent to deliver one share of Parent Common Stock or dividend equivalents, if applicable, upon the satisfaction of a performance and service based vesting requirement.

“Parent Pre-2005 Nonqualified Deferred Compensation Plan” shall mean the ONEOK, Inc. Employee Nonqualified Deferred Compensation Plan, as in effect on December 31, 2004.

“Parent Pre-2005 Supplemental Executive Retirement Plan” shall mean the ONEOK, Inc. Supplemental Executive Retirement Plan, as in effect on December 31, 2004.

“Parent Profit Sharing Plan” shall mean the Profit Sharing Plan sponsored by Parent.

“Parent Ratio” shall mean a fraction, the numerator of which is the Pre-Distribution Price of a share of Parent Common Stock and the denominator of which is the Post-Distribution Price of a share of Parent Common Stock, rounded to the nearest hundredth.

“Parent Retiree Reimbursement Account Plan” shall mean the Retiree Reimbursement Account Plan for Former Employees of ONEOK, Inc. and Subsidiaries.

“Parent Restricted Stock Unit” shall mean (i) a phantom stock unit granted by Parent pursuant to a Parent Stock Plan representing a general unsecured promise by Parent to deliver a share of Parent Common Stock or dividend equivalents, if applicable, upon the satisfaction of a service based vesting requirement, (ii) a phantom stock unit granted by Parent pursuant to the Parent Deferred Compensation Plan for Non-Employee Directors representing a general unsecured promise by Parent to deliver a share of Parent Common Stock or dividend equivalents, if applicable, on the date on which a distribution under the terms of the Parent Deferred Compensation Plan for Non-Employee Directors is to be made, or (iii) a deemed investment in shares of Parent Common Stock under the terms of a Parent Stock Plan, the Parent Nonqualified Deferred Compensation Plan or the Parent Pre-2005 Nonqualified Deferred Compensation Plan.

“Parent Retirement Plan” shall mean the Retirement Plan for Employees of ONEOK, Inc. and Subsidiaries.

“Parent Service Plans” shall mean, collectively, the Parent Retirement Plan, the Parent 401(k) Thrift Plan, the Parent Profit Sharing Plan and the severance and health and welfare benefit plans maintained by a member of the Parent Group to the extent eligibility for or level of benefits thereunder is dependent upon length of service, including the Parent vacation, health and welfare, sick leave and retiree medical and life programs, if any.

“Parent Service Provider” shall mean any individual (or any beneficiary, dependent, or alternate payee of such individual, as the context requires) providing services to any member of the Parent Group on or after January 1, 2014 (including any individual who is, or was, classified by Spinco as an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement or relationship), other than any such individual who is a Parent Employee, Spinco Employee, or a Spinco Service Provider.

“Parent Stock Plans” shall mean, collectively, the Parent Long-Term Incentive Plan and the Parent Equity Compensation Plan.

“Parent Supplemental Executive Retirement Plan” shall mean the ONEOK, Inc. 2005 Supplemental Executive Retirement Plan.

“Participating Company” shall mean Parent or any Person (other than an individual) that is a participating employer in a Parent Benefit Plan.

“Post-Distribution Price,” with respect to a share of common stock, shall mean the volume-weighted average share price for such common stock trading on the “regular way” basis on the New York Stock Exchange on February 3, 2014; provided, that, if this information is not available, the Post-Distribution Price shall mean the average of the high and low of the share price for such common stock trading on the “regular way” basis on the New York Stock Exchange on such date.

“Pre-Distribution Price,” with respect to a share of common stock, shall mean the volume-weighted average share price for such common stock trading on the “regular way” basis on the New York Stock Exchange on January 31, 2014; provided, that, if this information is not available, the Pre-Distribution Price shall mean the average of the high and low of the share price for such common stock trading on the “regular way” basis on the New York Stock Exchange on such date.

“Retained Business EMA Liabilities” shall mean all Liabilities assumed or retained by the Parent Group as provided for in this Agreement, including Section 2.1(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Spinco Benefit Plan” shall mean any Benefit Plan sponsored by any member of the Spinco Group or any ERISA Affiliate thereof immediately following the Distribution Date.

“Spinco Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and leave under the Family Medical Leave Act, as amended), in either case, of any member of the Spinco Group on or after January 1, 2014, and shall include any beneficiary, dependent, or alternate payee of such employee, as the context requires.

“Spinco Group” shall mean Spinco and each Person that is a Subsidiary of Spinco as of January 1, 2014, and each Person that becomes a Subsidiary of Spinco after January 1, 2014.

“Spinco Nonqualified Plan Rabbi Trust” shall mean the rabbi trust established by Spinco to fund benefits payable to Spinco Participants under the Spinco Nonqualified Plans.

“Spinco Nonqualified Plans” shall mean, collectively, the Spinco Supplemental Executive Retirement Plan, the Spinco Pre-2005 Supplemental Executive Retirement Plan, the Spinco Nonqualified Deferred Compensation Plan and the Spinco Pre-2005 Nonqualified Deferred Compensation Plan.

“Spinco Participant” shall mean any individual who is a Spinco Employee, a Former Spinco Employee, or a Spinco Service Provider.

“Spinco Performance Unit” shall mean a phantom stock unit granted by Spinco representing a general unsecured promise by Spinco to deliver one share of Spinco Common Stock and dividend equivalents, if applicable, upon the satisfaction of a performance and service based vesting requirement, which unit is granted pursuant to the Spinco Equity Compensation Plan as part of the adjustment to Parent Performance Units in connection with the Distribution pursuant to Article VII hereof.

“Spinco Ratio” shall mean a fraction, the numerator of which is the Pre-Distribution Price of a share of Parent Common Stock and the denominator of which is the Post-Distribution Price of a share of Spinco Common Stock, rounded to the nearest hundredth.

“Spinco Retiree Reimbursement Account Plan” shall mean the Retiree Reimbursement Account Plan for Former Employees of ONE Gas, Inc. and Subsidiaries.

“Spinco Restricted Stock Unit” shall mean (i) a phantom stock unit issued by Spinco representing a general unsecured promise by Spinco to deliver one share of Spinco Common Stock or dividend equivalents, if applicable, upon the satisfaction of a service based vesting requirement, which unit is granted pursuant to a Spinco Stock Plan as part of the adjustment to Parent Restricted Stock Units in connection with the Distribution pursuant to Article VII hereof or (ii) a deemed investment in shares of Spinco Common Stock under the terms of the Spinco Equity Compensation Plan, the Spinco Nonqualified Deferred Compensation Plan or the Spinco Pre-2005 Nonqualified Deferred Compensation Plan, which investment is deemed made as part of the adjustment to Parent Restricted Stock Units in connection with the Distribution pursuant to Article VII hereof.

“Spinco Service Plans” shall mean, collectively, the Spinco Retirement Plan, the TGS Retirement Plan, the Spinco 401(k) Thrift Plan, the Spinco Profit Sharing Plan and the severance and health and welfare plans maintained by a member of the Spinco Group to the extent eligibility for or level of benefits thereunder is dependent upon length of service, including the Spinco vacation, health and welfare, sick leave and retiree medical and life programs, if any.

“Spinco Service Provider” shall mean any individual (or any beneficiary, dependent, or alternate payee of such individual, as the context requires) providing services to any member of the Spinco Group on or after January 1, 2014 (including any individual who is, or was, classified by Parent as an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement or relationship), other than a Parent Employee or Spinco Employee.

“Spinco Stock Plans” shall mean, collectively, the Spinco Equity Compensation Plan and the Spinco Employee Stock Award Program.

1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Employees; Assumption and Retention of Liabilities; Related Assets.

(a) Parent shall take all actions necessary such that no later than the Distribution Date (to the extent not already so employed as of the date hereof), all Parent Employees are employed by a member of the Parent Group and all Spinco Employees are employed by a member of the Spinco Group. No action taken pursuant this Section 2.1(a) shall constitute a termination of employment or separation from service for purposes of any Parent Benefit Plan or Spinco Benefit Plan.

(b) As of the Distribution Date (to the extent not already assumed, retained, paid, performed or discharged, as applicable, as of the date hereof), except as otherwise expressly provided for in this Agreement, Parent shall, or shall cause one or more members of the Parent Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities and all applicable obligations under or with respect to all Parent Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all Parent Participants, in each case to the extent arising in connection with or as a result of employment with or the performance of services prior to the Distribution Date for any member of the Parent Group or the Spinco Group, and (iii) any other Liabilities or obligations expressly assigned to Parent or any of its Affiliates under this Agreement.

(c) As of the Distribution Date (to the extent not already assumed, retained, paid, performed or discharged, as applicable, as of the date hereof), except as otherwise expressly provided for in this Agreement, Spinco shall, or shall cause one or more members of the Spinco Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities and all applicable obligations under or with respect to all Spinco Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all Spinco Participants, in each case to the extent arising in connection with or as a result of employment with or the performance of services prior to the Distribution Date for any member of the Parent Group or the Spinco Group, and (iii) any other Liabilities or obligations expressly assigned to Spinco or any of its Affiliates under this Agreement.

(d) From time to time after the Distribution Date, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made prior or pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such request for reimbursement must be made not later than December 31, 2014.

(e) Parent shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Distribution Date, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Parent will provide data and information (to the extent permitted by applicable Laws and consistent with Section 10.1) to Spinco, who will be responsible for making such filings in respect of Spinco Employees and Former Spinco Employees.

(f) Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, Parent shall be responsible for all regulatory filings with respect to the Parent Benefit Plans, and Spinco shall be responsible for all regulatory filings with respect to the Spinco Benefit Plans.

Section 2.2 Participation in Parent Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Distribution Date (to the extent that such cessation has not already occurred prior to the date hereof) (i) Spinco and each member of the Spinco Group shall cease to be a Participating Company in any Parent Benefit Plan, and (ii) each Spinco Participant shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Parent Benefit Plan (except to the extent of obligations that accrued before the Distribution Date and that are not otherwise addressed herein), and Parent and Spinco shall take all necessary action to effectuate each such cessation.

Section 2.3 Allocation of Tax Deductions. Except as otherwise expressly provided for in this Agreement, effective as of the January 1, 2014, (i) Parent shall be entitled to the benefit of the tax deduction in respect of any payroll deduction under, contribution to, or payment by any Parent Benefit Plan, and (ii) Spinco shall be entitled to the benefit of the tax deduction with respect to any payroll deduction under, contribution to, or payment by any Spinco Benefit Plan.

Section 2.4 Service Recognition Rules. Spinco shall give each Spinco Participant (to the extent not already given prior to the date hereof) full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Spinco Benefit Plan for such Spinco Participant’s service with any member of the Parent Group prior to the Distribution Date or January 1, 2014, as applicable, to the same extent such service was recognized by the applicable Parent Benefit Plans immediately prior to the Distribution Date or January 1, 2014, as applicable; provided, that, such service shall not be recognized to the extent that such recognition would result in the duplication of benefits. Parent shall provide appropriate data to Spinco regarding such past service.

Section 2.5 Collective Bargaining Agreements. No later than the Distribution Date (to the extent not already assumed prior to the date hereof), Spinco shall or shall cause one of its affiliates to assume and honor the (i) Agreement between Kansas Gas Service and Local Unions No. 12561, No. 13417, No. 14228 of United Steelworkers, effective October 28, 2011 to October 28, 2016 and (ii) Agreement between Kansas Gas Service and Local Union No. 304 of International Brotherhood of Electrical Workers, effective July 1, 2010 to June 30, 2014, and any amendments, side letters, memorandums of understanding, or supplements to any of those agreements, in effect as of the Distribution Date.

ARTICLE III

QUALIFIED DEFINED BENEFIT PLANS

Section 3.1 Spinco Retirement Plan.

(a) Establishment of the Spinco Retirement Plan. Spinco has established a defined benefit plan for the benefit of Spinco Participants (the “Spinco Retirement Plan”). Spinco shall take all necessary, reasonable and appropriate action to maintain and administer the Spinco Retirement Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt from U.S. federal income tax under Section 501(a) of the Code. Spinco shall be responsible for any and all Liabilities and other obligations with respect to the Spinco Retirement Plan.

(b) Transfer of Parent Retirement Plan Assets. Not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Parent and Spinco, and to the extent not already transferred prior to the date hereof), Parent shall cause the Liabilities attributable to Spinco Participants under the Parent Retirement Plan to be transferred to the Spinco Retirement Plan, and Spinco shall cause the Spinco Retirement Plan to accept such transfer and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations of the Parent Retirement Plan relating to Spinco Participants. Not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Parent and Spinco, and to the extent not already transferred prior to the date hereof), Parent shall use commercially reasonable efforts to cause to be transferred to the master trust established as a funding mechanism for the Spinco Retirement Plan Assets under the Parent Retirement Plan having a fair market value equal to the minimum amount required to be transferred in accordance with Section 414(l) of the Code, using interest rates and other assumptions determined by Parent’s actuaries for such purposes. The Parties acknowledge that additional adjustments to the amount of Assets transferred pursuant to the preceding sentence may be necessary in order to satisfy the requirements of Section 414(l) of the Code, and the Parties agree to cooperate and use commercially reasonable efforts to complete any necessary transfers of additional Assets prior to December 31, 2014. Assets to be transferred pursuant to this Section 3.1(b) shall be in kind and/or in cash, as determined by the Parent Retirement Plans’ fiduciaries in their sole discretion; provided, that, any Assets to be transferred to the Spinco Retirement Plan shall be reduced by an amount equal to the amount paid by the Parent Retirement Plan in respect of Spinco Participants between the Distribution Date and the date Assets are transferred to the Spinco Retirement Plan pursuant to this Section 3.1(b).

(c) Regulatory Filings. In connection with the transfer of Assets and Liabilities from the Parent Retirement Plan to the Spinco Retirement Plan pursuant to this Section 3.1, Parent and Spinco shall cooperate in making any and all appropriate filings required under the Code, ERISA or other applicable law, and take all such action as may be necessary and appropriate to cause such transfer to take place as described in Section 3.1(b) above.

(d) Continuation of Elections. As of the Distribution Date (to the extent not already recognized and maintained prior to the date hereof), Spinco shall cause the Spinco Retirement Plan to recognize and maintain, to the extent practicable, all existing elections, including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to Spinco Participants under the Parent Retirement Plan.

Section 3.2 Texas Gas Service Company Employees Retirement Income Plan. Spinco acknowledges that it has assumed sponsorship of the ONEOK, Inc. Texas Gas Service Company Employees Retirement Income Plan (the “TGS Retirement Plan”) and all obligations and

Liabilities thereunder or relating thereto. Not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Parent and Spinco, and to the extent not already transferred prior to the date hereof), Parent shall cause to be transferred to the master trust established as a funding mechanism for the TGS Retirement Plan all Assets of the TGS Retirement Plan.

ARTICLE IV

QUALIFIED DEFINED CONTRIBUTION PLANS

Section 4.1 Spinco 401(k) Thrift Plan.

(a) Establishment of the Spinco 401(k) Thrift Plan. Spinco has established a defined contribution plan for the benefit of Spinco Participants substantially identical to the Parent 401(k) Thrift Plan (the “Spinco 401(k) Thrift Plan”). Spinco shall take all necessary, reasonable and appropriate action to maintain and administer the Spinco 401(k) Thrift Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt from U.S. federal income tax under Section 501(a) of the Code. Except as otherwise provided in this Agreement, Spinco shall be responsible for any and all Liabilities and other obligations with respect to the Spinco 401(k) Thrift Plan.

(b) Transfer of the Parent 401(k) Thrift Plan Assets. Not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Parent and Spinco, and to the extent not already transferred prior to the date hereof) (the “Thrift Plan Transfer Date”), Parent shall cause the accounts (including any outstanding loan balances and forfeitures) in the Parent 401(k) Thrift Plan attributable to Spinco Participants and all of the Assets in the Parent 401(k) Thrift Plan related thereto, to be transferred in-kind to a master trust established as a funding mechanism for the Spinco 401(k) Thrift Plan, and Spinco shall cause such master trust to accept such transfer of accounts and underlying Assets and, effective as of the Thrift Plan Transfer Date, to assume and to fully perform, pay and discharge, all obligations of the Parent 401(k) Thrift Plan relating to the accounts of Spinco Participants (to the extent the Assets related to those accounts are actually transferred from the Parent 401(k) Thrift Plan to the Spinco 401(k) Thrift Plan), except as otherwise provided in this Agreement.

(c) Continuation of Elections. As of the Distribution Date (to the extent not already recognized and maintained prior to the date hereof), Spinco shall cause the Spinco 401(k) Thrift Plan to recognize and maintain all Parent 401(k) Thrift Plan elections, including, but not limited to, deferral, investment, and payment form elections, dividend elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Spinco Participants, to the extent such election or designation is available under the Spinco 401(k) Thrift Plan.

(d) Contributions for Spinco Participants. All contributions payable to the Parent 401(k) Thrift Plan with respect to employee deferrals and contributions, matching contributions and other contributions for Spinco Participants through December 31, 2013, determined in accordance with the terms and provisions of the Parent 401(k) Thrift Plan, ERISA and the Code, shall be paid by Parent to the Parent 401(k) Thrift Plan prior to the Thrift Plan Transfer Date.

(e) Loan Repayment. Prior to the Thrift Plan Transfer Date, Parent and Spinco shall jointly develop a process to permit Spinco Employees who have loans outstanding under the Parent 401(k) Thrift Plan to continue to make periodic repayments on such outstanding loans until the Thrift Plan Transfer Date through a reduction of salary paid by Spinco and Spinco remitting such payments to the Parent 401(k) Thrift Plan on a timely basis.

Section 4.2 Spinco Profit Sharing Plan.

(a) Establishment of the Spinco Profit Sharing Plan. Spinco has established a defined contribution plan for the benefit of Spinco Participants substantially identical to the Parent Profit Sharing Plan (the “Spinco Profit Sharing Plan”). Spinco shall take all necessary, reasonable and appropriate action to maintain and administer the Spinco Profit Sharing Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt from U.S. federal income tax under Section 501(a) of the Code. Except as otherwise provided in this Agreement, Spinco shall be responsible for any and all Liabilities and other obligations with respect to the Spinco Profit Sharing Plan.

(b) Transfer of the Parent Profit Sharing Plan Assets. Not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Parent and Spinco, and to the extent not already transferred prior to the date hereof) (the “Profit Sharing Plan Transfer Date”), Parent shall cause the accounts in the Parent Profit Sharing Plan attributable to Spinco Participants and all of the Assets in the Parent Profit Sharing Plan related thereto, to be transferred in-kind to a master trust established as a funding mechanism for the Spinco Profit Sharing Plan, and Spinco shall cause such master trust to accept such transfer of accounts and underlying Assets and, effective as of the Profit Sharing Plan Transfer Date, to assume and to fully perform, pay and discharge, all obligations of the Parent Profit Sharing Plan relating to the accounts of Spinco Participants (to the extent the Assets related to those accounts are actually transferred from the Parent Profit Sharing Plan to the Spinco Profit Sharing Plan), except as otherwise provided in this Agreement.

(c) Continuation of Elections. As of the Distribution Date (to the extent not already recognized and maintained prior to the date hereof), Spinco shall cause the Spinco Profit Sharing Plan to recognize and maintain all Parent Profit Sharing Plan elections, including, but not limited to investment, and payment form elections, dividend elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Spinco Participants, to the extent such election or designation is available under the Spinco Profit Sharing Plan.

(d) Contributions for Spinco Participants. All contributions payable to the Parent Profit Sharing Plan with respect to Spinco Participants on account of service through December 31, 2013, determined in accordance with the terms and provisions of the Parent Profit Sharing Plan, ERISA and the Code, shall be paid by Parent to the Parent Profit Sharing Plan prior to the Profit Sharing Plan Transfer Date.

Section 4.3 Compliance.

(a) General. Any transfer of Assets pursuant to Section 4.1(b) or 4.2(b) above shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA. Parent shall take all actions necessary to comply with the blackout notice requirements of ERISA Section 101(i) and its related regulations in connection with the transfers of Assets and Liabilities pursuant to Section 4.1(b) or 4.2(b) above.

(b) Regulatory Filings. In connection with the transfers of Assets and Liabilities pursuant to Sections 4.1(b) and 4.2(b) above, Parent and Spinco shall cooperate in making any and all appropriate filings required under the Code, ERISA or other applicable law, and take all such action as may be necessary and appropriate to cause such transfers to take place as described in Sections 4.1(b) and 4.2(b) above.

Section 4.4 Employer Securities. On or before the Distribution Date (to the extent not already amended prior to the date hereof), Parent shall amend the Parent 401(k) Thrift Plan and the Parent Profit Sharing Plan to address the extent to which Spinco Common Stock will remain an investment alternative thereunder after the Distribution Date. On or before the Distribution Date (to the extent not already amended prior to the date hereof), Spinco shall amend the Spinco 401(k) Plan and the Spinco Profit Sharing Plan to address the extent to which Parent Common Stock will remain an investment alternative thereunder after the Distribution Date.

ARTICLE V

HEALTH AND WELFARE AND OTHER BENEFIT PLANS

Section 5.1 Health and Welfare Plans Maintained by Parent Prior to the Distribution Date.

(a) Establishment of Welfare Plans. Parent or one or more of its Affiliates maintain health and welfare plans (the “Parent Welfare Plans”) for the benefit of eligible Parent Participants. Spinco has adopted, for the benefit of eligible Spinco Participants, health and welfare plans substantially identical to the Parent Welfare Plans (collectively, the “Spinco Welfare Plans”), and Spinco Participants are no longer eligible for coverage or benefits under the Parent Welfare Plans.

(b) Terms of Participation in Spinco Welfare Plans. Spinco shall use commercially reasonable efforts to cause all Spinco Welfare Plans (to the extent not already waived or taken into account, as applicable, prior to the date hereof) to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Spinco Participants, other than limitations that were in effect with respect to Spinco participants as of December 31, 2013 under the Parent Welfare Plans, and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Spinco Participant to the extent such Spinco Participant had satisfied any similar limitation under the analogous Parent Welfare Plan as of December 31, 2013.

(c) Employees on Leave. Notwithstanding any other provision of this Agreement to the contrary, from and after January 1, 2014, Spinco shall assume Liability for payment of any sickness benefits or health and welfare coverage with respect to Spinco Employees and Former Spinco Employees, and Parent shall have no further responsibility for such disabled employees or employees on approved leave after January 1, 2014.

(d) COBRA and HIPAA. Notwithstanding anything set forth in Section 2.1 above, Parent shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Former Spinco Employees who, prior to January 1, 2014, were covered under a Parent Welfare Plan pursuant to COBRA. Parent shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the Parent Welfare Plans with respect to Spinco Participants. The Parties hereto agree that neither the Distribution nor any transfers of employment that occur in connection with and on or prior to the Distribution shall constitute a COBRA qualifying event for purposes of COBRA; provided, that, in all events, Spinco shall assume, or shall have caused the Spinco Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Spinco Employees who, on or after January 1, 2014, incur a qualifying event for purposes of COBRA.

(e) Retiree Medical and Life Insurance Benefits.

(i) Spinco Participants. Spinco Participants are no longer eligible or potentially eligible (as applicable) for retiree medical or life insurance benefits under the Parent Welfare Plans and are instead eligible or potentially eligible (as applicable) for such benefits under a corresponding Spinco Welfare Plan. Spinco shall assume and fully perform, pay and discharge, all obligations of the Parent Welfare Plans relating to retiree medical and life insurance benefits of Spinco Participants. Where applicable (and to the extent not already transferred prior to the date hereof), Parent shall transfer the account balances for Spinco Participants previously established under the Parent Retiree Reimbursement Account Plan to the Spinco Retiree Reimbursement Account Plan.

(ii) Retiree Benefits Under the Spinco Welfare Plans. This Section 5.1(e) is not intended to create any obligation to provide benefits to any person, but rather, is intended merely to allocate such obligations to the extent they may already exist. To the extent that retiree medical and life insurance benefits are offered to Spinco Participants under the Spinco Welfare Plans pursuant to this Section 5.1(e), such benefits shall be substantially comparable, in the aggregate, to the applicable terms of the retiree medical and life insurance benefits provided to such Spinco Participants under the Parent Welfare Plans as of December 31, 2013.

(iii) Transfer of Assets. No later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Parent and Spinco, and to the extent not already transferred prior to the date hereof), (i) Parent shall cause an amount of Assets held in the 1997 VEBA that bears the same ratio to the total Assets held in the 1997 VEBA that obligations being assumed by Spinco for retiree medical benefits of Spinco Participants under the Parent Welfare Plans bear to all obligations for retiree medical benefits under the Parent Welfare Plans to be transferred from 1997 VEBA to a corresponding voluntary employee beneficiary association to be established with respect to the Spinco Welfare Plans, and Spinco shall cause such voluntary employee beneficiary association to accept such transfer, provided that Parent shall use commercially reasonable efforts to cause the reinsurance contract held by the 1997 VEBA pursuant to EIS Program 15 to be split into two contracts, one owned by Parent and one owned by Spinco and (ii) Parent shall transfer the 2005 VEBA to Spinco.

(f) Liabilities.

(i) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, Parent shall timely pay all premiums in respect of coverage of Spinco Participants in respect of the period before January 1, 2014, and Spinco shall be responsible for all premiums in respect of coverage of Spinco Participants in respect of periods on or after January 1, 2014. Spinco shall cause Parent not to have any liability in respect of any and all claims of Spinco Participations that are incurred under the Spinco Welfare Plans on or after January 1, 2014.

(ii) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, (A) Parent shall fully perform, pay and discharge, under the Parent Welfare Plans, all claims of Spinco Participants that are incurred but not paid prior to January 1, 2014 (and Parent shall retain any reserve in respect of such claims that may exist as of January 1, 2014) and (B) Spinco shall fully perform, pay and discharge, under the Spinco Welfare Plans, from and after January 1, 2014, all claims of Spinco Participants that are incurred on or after January 1, 2014.

(iii) Incurred Claim Definition. For purposes of this Section 5.1(f), a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and (C) with respect to disability benefits, upon the date, as determined by the disability benefit insurance carrier or claim administrator, of an individual’s disability giving rise to such claim or Liability.

(iv) Claim Experience. Claims of Spinco Participants under the Parent Welfare Plans that are incurred but unpaid as of December 31, 2013 may be submitted to the Spinco Welfare Plans for payment, provided that Parent shall reimburse Spinco or the Spinco Welfare Plans, as applicable, for any payments made by Spinco or the Spinco Welfare Plans with respect to such incurred but unpaid claims. Notwithstanding the foregoing, the Parties shall take any action necessary to ensure that any claims experience under the Parent Welfare Plans attributable to Spinco Participants shall be available to the Spinco Welfare Plans.

(g) Continuation of Elections. With respect to Spinco Participants, as of the Distribution Date (to the extent not already recognized prior to the date hereof), Spinco shall cause each Spinco Welfare Plan to recognize all elections and designations (including all coverage and contribution elections, beneficiary designations and wellness program designations such as those related to surcharges and screenings) made by or with respect to Spinco Participants under, or with respect to, the Spinco Welfare Plans or the corresponding Parent Welfare Plan, as applicable, and apply such elections and designations under the Spinco Welfare Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent an election or designation made under a particular Parent Welfare Plan is available under the corresponding Spinco Welfare Plan.

(h) Kansas Gas Service Plans. Spinco acknowledges that it has assumed sponsorship of all health and welfare plans maintained for union-represented employees and former employees of Kansas Gas Service effective as of January 1, 2014, and all obligations and Liabilities thereunder or relating thereto.

Section 5.2 Time-Off Benefits. Spinco shall credit each Spinco Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Spinco Participant had with the Parent Group as of January 1, 2014. Notwithstanding the above, Spinco shall not be required to credit any Spinco Participant with any accrual to the extent that a benefit attributable to such accrual is provided by the Parent Group.

Section 5.3 Other Benefit Plans. Effective on or after the Distribution Date, Spinco shall adopt, or to cause a Spinco Affiliate to adopt, for the benefit of eligible Spinco Participants, severance plans that are substantially similar to the change-in-control severance plans maintained by Parent immediately prior to the Distribution.

ARTICLE VI

NONQUALIFIED RETIREMENT PLANS

Section 6.1 Spinco Supplemental Executive Retirement Plan.

(a) Establishment of the Spinco Supplemental Executive Retirement Plan. Spinco has established a supplemental executive retirement plan to provide each Spinco Participant who was a participant in the Parent Supplemental Executive Retirement Plan with benefits in respect of service and compensation substantially similar to those accrued with respect to such person under the Parent Supplemental Executive Retirement Plan as of December 31, 2013 (the “Spinco Supplemental Executive Retirement Plan”). The terms of the Spinco Supplemental Executive Retirement Plan shall be substantially identical to those of the Parent Supplemental Executive Retirement Plan as of December 31, 2013. Spinco shall be responsible for any and all Liabilities and other obligations with respect to the Spinco Supplemental Executive Retirement Plan, and Spinco shall assume and fully perform, pay and discharge, all obligations of the Parent Supplemental Executive Retirement Plan relating to Spinco Participants.

(b) Establishment of Spinco Pre-2005 Supplemental Executive Retirement Plan. Spinco has established a supplemental executive retirement plan for the benefit of Spinco Participants substantially identical to the Parent Pre-2005 Supplemental Executive Retirement Plan (the “Spinco Pre-2005 Supplemental Executive Retirement Plan”). Spinco shall be responsible for any and all Liabilities and other obligations with respect to the Spinco Pre-2005 Supplemental Executive Retirement Plan, and Spinco shall assume and fully perform, pay and discharge, all obligations of the Parent Pre-2005 Supplemental Executive Retirement Plan relating to Spinco Participants.

Section 6.2 Spinco Nonqualified Deferred Compensation Plan.

(a) Establishment of the Spinco Nonqualified Deferred Compensation Plan. Spinco has established a nonqualified deferred compensation plan for the benefit of Spinco Participants substantially identical to the Parent Nonqualified Deferred Compensation Plan (the “Spinco Nonqualified Deferred Compensation Plan”). Spinco shall be responsible for any and all Liabilities and other obligations with respect to the Spinco Nonqualified Deferred Compensation Plan, and Spinco shall assume and fully perform, pay and discharge, all obligations of the Parent Nonqualified Deferred Compensation Plan relating to Spinco Participants.

(b) Treatment of Spinco Pre-2005 Nonqualified Deferred Compensation Plan. Spinco has established a nonqualified deferred compensation plan for the benefit of Spinco Participants substantially identical to the Parent Pre-2005 Nonqualified Deferred Compensation Plan (the “Spinco Pre-2005 Nonqualified Deferred Compensation Plan”). Spinco shall be responsible for any and all Liabilities and other obligations with respect to the Spinco Pre-2005 Nonqualified Deferred Compensation Plan, and Spinco shall assume and fully perform, pay and discharge, all obligations of the Parent Pre-2005 Nonqualified Deferred Compensation Plan relating to Spinco Participants.

Section 6.3 Continuation of Elections. Commencing on January 1, 2014, the Spinco Nonqualified Plans (i) have recognized and honored all deferral, investment and distribution elections in effect as of December 31, 2013 and honored under the Parent Nonqualified Plans with respect to Spinco Participants, and (ii) shall continue to honor all such elections to the extent required to comply with Code Section 409A.

Section 6.4 Transfer of Assets to Spinco Nonqualified Plan Rabbi Trust.

(a) On or prior to the Distribution Date (or such later time as agreed to by Parent and Spinco, and to the extent not already established prior to the date hereof), Spinco shall, or shall have caused one of its Affiliates to, establish a trust in a form that is substantially comparable to the Parent Nonqualified Plan Rabbi Trust as in effect as of December 31, 2013. In connection with the assumption of the Liabilities under the Parent Nonqualified Plans in respect of Spinco Participants, Parent shall, not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Parent and Spinco, and to the extent nor transferred prior to the date hereof), transfer Assets in an amount equal to the funded percentage of such Liabilities as of the Distribution Date, to the Spinco Nonqualified Plan Rabbi Trust as of the Distribution Date. The amount of Assets to be so transferred shall be determined by the actuary selected by Parent.

(b) Without limiting the generality of the foregoing, the Assets to be transferred to the Spinco Nonqualified Plan Rabbi Trust pursuant to Section 6.4(a), above, shall include, to the maximum extent practicable, any life insurance policies held by the Parent Nonqualified Plan Rabbi Trust with respect to which any Spinco Participant is the insured.

ARTICLE VII

LONG-TERM INCENTIVE AWARDS

Section 7.1 Adoption of Spinco Stock Plans. Effective as of the Distribution Date, Spinco shall adopt the Spinco Stock Plans which shall permit the issuance of Spinco Common Stock to Spinco Employees and directors pursuant to the terms thereof.

(a) Spinco Equity Compensation Plan. Effective as of the Distribution Date, Spinco shall establish an equity compensation plan for the benefit of eligible Spinco Participants that is substantially similar to the Parent Equity Compensation Plan (the “Spinco Equity Compensation Plan”). Prior to the Distribution Date (to the extent not already approved prior to the date hereof), Parent, as the sole stockholder of Spinco, shall approve the Spinco Equity Compensation Plan.

(b) Spinco Employee Stock Award Program. Effective as of the Distribution Date, Spinco shall establish an employee stock award program for the benefit of Spinco Participants that is substantially similar to the Parent Employee Stock Award Program (the “Spinco Employee Stock Award Program”). Prior to the Distribution Date (to the extent not already approved prior to the date hereof), Parent, as the sole stockholder of Spinco, shall approve the Spinco Employee Stock Award Program.

(c) Spinco Employee Stock Purchase Plan.

(i) Effective as of the Distribution Date, Spinco shall establish an employee stock purchase plan for the benefit of Spinco Employees that is substantially similar to the Parent Employee Stock Purchase Plan (the “Spinco Employee Stock Purchase Plan”). Prior to the Distribution Date (to the extent not already approved prior to the date hereof), Parent, as the sole stockholder of Spinco, shall approve the Spinco Employee Stock Purchase Plan.

(ii) Unless otherwise decided by Parent in its sole discretion, each Spinco Participant’s outstanding right to purchase shares of Parent Common Stock pursuant to the Parent Employee Stock Purchase Plan in the open offering period during which the Distribution Date occurs shall terminate immediately prior to the Distribution Date, provided that all amounts allocated to each Spinco Participant’s payroll deduction account shall be used to purchase shares of Parent Common Stock at the applicable price determined under the terms of the Parent Employee Stock Purchase Plan at the close of the then-open offering period. Each Spinco Participant’s payroll deductions and other contributions under the Parent Employee Stock Purchase Plan shall cease at the close of the last payroll cycle prior to the Distribution Date. Spinco shall be entitled to the benefit of any tax deduction in respect of each Spinco Participant’s payroll deductions and other contributions under the Parent Employee Stock Purchase Plan that are deducted or contributed with respect to the period on or after January 1, 2014.

(iii) Each Parent Participant’s outstanding right to purchase shares of Parent Common Stock pursuant to the Parent Employee Stock Purchase Plan in the open offering period during which the Distribution Date occurs shall be equitably adjusted as deemed necessary and appropriate by the Parent Board (or any duly authorized committee or representative thereof) to reflect the Distribution.

Section 7.2 Treatment of Outstanding Parent Equity Incentive Awards. The Parties shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Parent Restricted Stock Unit and Parent Performance Unit shall be adjusted as set forth in this Section 7.2.

(a) Parent Restricted Stock Units granted during 2011. Except as set forth in Section 7.2(e), each unvested Parent Restricted Stock Unit granted during 2011 and held by either a Parent Participant or a Spinco Participant on a date to be determined by the Parent Board shall vest in full on such date and be satisfied by Parent in accordance with the terms of the Parent Long-Term Incentive Plan, but in any event no later than the Distribution Record Date.

(b) Parent Restricted Stock Units granted during 2012 and 2013.

(i) Held by Parent Participants. Except as set forth in Section 7.2(e), each Parent Restricted Stock Unit that was granted by Parent during 2012 and 2013, that remains outstanding immediately prior to the Distribution Date, and is held by a Parent Participant, shall be equitably adjusted as of the Distribution Date by issuing additional Parent Restricted Stock Units. The total number of Parent Restricted Stock Units held by the Parent Participant following the Distribution shall be equal to the number of Parent Restricted Stock Units held by the Parent Participant that are outstanding immediately prior to the Distribution Date, multiplied by the Parent Ratio and rounded to the nearest whole unit. All adjusted Parent Restricted Stock Units shall become vested upon the date the Parent Restricted Stock Units would have otherwise vested in accordance with the existing vesting schedule.

(ii) Held by Spinco Participants. Except as set forth in Section 7.2(e), each Parent Restricted Stock Unit that was granted by Parent during 2012 and 2013, that remains outstanding immediately prior to the Distribution Date, and is held by a Spinco Participant, shall be converted via cancellation as of the Distribution Date and replacement by an award of Spinco Restricted Stock Units equal to the number of Parent Restricted Stock Units held by the Spinco Participant that are outstanding immediately prior to the Distribution Date, multiplied by the Spinco Ratio and rounded to the nearest whole unit. The replacement Spinco Restricted Stock Units shall vest on the date the Parent Restricted Stock Units would have otherwise vested in accordance with the existing vesting schedule.

(iii) Except as otherwise provided herein, the terms and conditions applicable to the adjusted Parent Restricted Stock Units and Spinco Restricted Stock Units, respectively, shall be substantially similar to the terms and conditions applicable to the corresponding pre-Distribution Parent Restricted Stock Unit (taking into account changes in the identity of the employer, including for purposes of determining whether a change in control has occurred).

(c) Treatment of Outstanding Parent Performance Units Granted During 2011. Except as set forth in Section 7.2(e), each unvested Parent Performance Unit granted during 2011 and held by either a Parent Participant or a Spinco Participant on a date to be determined by the Parent Board shall vest in full and the applicable performance period shall end on such date, and the amount payable, if any, shall equal the total number of Parent Common Shares that would have been issued to the participant for the full performance period, determined using actual performance results as of such date, and shall be paid by Parent in accordance with the terms of the Parent Equity Compensation Plan, but in any event no later than the Distribution Record Date.

(d) Treatment of Outstanding Parent Performance Units Granted During 2012 and 2013.

(i) Held by Parent Participants. Except as set forth in Section 7.2(e), each Parent Performance Unit that was granted by Parent during 2012 and 2013, that remains outstanding immediately prior to the Distribution Date, and is held by a Parent Participant, shall be equitably adjusted as of the Distribution Date by issuing additional Parent Performance Units. The target number of shares subject to the Parent Performance Units held by the Parent Participant following the Distribution shall be equal to the target number of shares subject to the Parent Performance Units held by the Parent Participant that are outstanding immediately prior to the Distribution Date, multiplied by the Parent Ratio and rounded to the nearest whole unit. For purposes of calculating the achievement of the total shareholder return performance metric applicable to the adjusted Parent Performance Units, the Distribution shall be treated as a cash dividend (in an amount equal to the Post-Distribution Price of a share of Spinco Common Stock multiplied by the total number of shares of Spinco Common Stock distributed in the Distribution) with respect to Parent Common Stock that has been paid and reinvested in Parent Common Stock on the Distribution Date at a price per share of Parent Common Stock equal to the Post-Distribution Price of a share of Parent Common Stock. The amount payable, if any, with respect to the Parent Performance Units shall otherwise be determined and paid by Parent in accordance with the terms of the Parent Equity Compensation Plan. In addition, the Parent Board (or any duly authorized committee or representative thereof) may approve further equitable adjustments to such Parent Performance Units to reflect the Distribution as it deems appropriate.

(ii) Held by Spinco Participants. Except as set forth in Section 7.2(e), each Parent Performance Unit that was granted by Parent during 2012 and 2013, that remains outstanding immediately prior to the Distribution Date, and is held by a Spinco Participant, shall be converted via cancellation as of the Distribution Date and replacement with new Spinco Performance Units granted in accordance with the Spinco Equity Compensation Plan, as described (i) in subsection (A) below, with respect to the period between the grant date and the Distribution Date, and (ii) subsection (B) below, with respect to the period between the Distribution Date and the original end of the performance period with respect to the Parent Performance Unit.

(A) The number of new Spinco Performance Units that shall be granted with respect to the period between the grant date and the Distribution Date with respect to the Parent Performance Unit shall equal the target number of Parent Common Shares which would have been issued to the participant for the full performance period, multiplied by (a) the Spinco Ratio, (b) a fraction (rounded to the nearest tenth), the numerator of which is the number of days elapsed between the grant date and the Distribution Date, and the denominator of which is the total number of days in the applicable performance period, and (c) a pre-Distribution payout factor determined using Parent’s relative total shareholder return performance as of the Distribution Date, rounded to the nearest whole share. Each new Spinco Performance Unit granted in accordance with this subsection (A) shall vest on the last day of the performance period to which it relates based on the participant’s service with a member of the Spinco Group through such date, and shall otherwise have the same terms and conditions as the corresponding pre-Distribution Parent Performance Unit.

(B) The number of new Spinco Performance Units that shall be granted with respect to the period between the Distribution Date and the original end of the performance period with respect to the Parent Performance Unit shall equal the target number of Parent Common Shares which would have been issued to the participant for the full performance period, multiplied by both (a) the Spinco Ratio, and (b) a fraction (rounded to the nearest tenth), the numerator of which is the number of days elapsed between the Distribution Date and the last day of the performance period, and the denominator of which is the total number of days in the applicable performance period, rounded to the nearest whole share. Such new Spinco Performance Units shall provide for payment determined using actual performance results from the Distribution Date until the last day of the performance period to which it relates, based on performance criteria to be established by Spinco in accordance with the Spinco Equity Compensation Plan. Each new Spinco Performance Units granted in accordance with this subsection (B) shall otherwise have the same terms and conditions as the corresponding pre-Distribution Parent Performance Unit.

(e) Deferred and Phantom Share Accounts. With respect to the deferred and phantom share accounts maintained under (x) the Parent Stock Plans, in connection with the deferral by participants of the issuance of Parent Common Stock that would have otherwise been issued upon vesting of Parent Restricted Stock Units and Parent Performance Units and (y) the Parent Deferred Compensation Plan for Non-Employee Directors, in connection with the deferral by participants of director compensation in exchange for phantom stock units deemed to represent Parent Common Stock, (1) such deferred and phantom share accounts shall be credited with units equal to that number of shares of Spinco Common Stock that would have been issuable pursuant to the Distribution in accordance with the distribution ratio set forth in the Separation Agreement, (2) such deferred and phantom share accounts shall be maintained following the Distribution by Parent to the extent comprised of Parent units and by Spinco to the extent comprised of Spinco units, and (3) such units shall otherwise remain subject to the prior deferral elections of the holders of such deferred and phantom share accounts and the terms of such plans.

(f) 409A. In all events, the adjustments to the equity awards provided for in this Section 7.2 shall be made in a manner that avoids adverse tax consequences under Code Section 409A.

(g) Allocation of Tax Deduction. Parent shall be entitled to the benefit of the tax deduction in respect of any payment of any Parent Restricted Stock Unit or Parent Performance Unit. Spinco shall be entitled to the benefit of the tax deduction with respect to the payment of any Spinco Restricted Stock Unit or Spinco Performance Unit granted to Spinco Participants pursuant to this Article VII.

Section 7.3 Section 16 Approval. By approving the adoption of this Agreement, the Parent Board and the board of directors of Spinco intend to exempt from the short swing profit recovery provisions of Section 16(b) of the Exchange Act, by reason of the application of Rule 16b-3 thereunder, all acquisitions and dispositions of equity incentive awards as described in this Article VII in respect of all Parent Restricted Stock Units and Parent Performance Units held as of the date hereof (or subsequently acquired) by individuals who serve as directors or executive officers of Parent.

Section 7.4 SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Article VII, to the extent any such registration statement is required by applicable Law.

Section 7.5 Tax Withholding and Reporting for Equity-Based Awards. Except as otherwise provided under Section 8.3(c), Parent (or one of its Affiliates) will be responsible for all income, payroll, or other tax reporting related to income of Parent Employees or Former Parent Employees from equity-based awards, and Spinco (or one of its Affiliates) will be responsible for all income, payroll, or other tax reporting related to income of Spinco Employees or Former Spinco Employees from equity-based awards. Similarly, except as otherwise provided under Section 8.3(c), Parent will be responsible for all income, payroll, or other tax reporting related to income of its non-employee directors and Parent Service Providers from equity-based awards, and Spinco will be responsible for all income, payroll, or other tax reporting related to income of its non-employee directors and Spinco Service Providers from equity-based awards. Further, Parent (or one of its Affiliates) shall be responsible for remitting applicable tax withholdings for Parent Participants to each applicable taxing authority, and Spinco (or one of its Affiliates) shall be responsible for remitting applicable tax withholdings for Spinco Participants to each applicable taxing authority; provided, however, that either Parent or Spinco shall act as agent for the other company by remitting amounts withheld in the form of shares or in conjunction with an exercise transaction to an appropriate taxing authority. Parent and Spinco acknowledge and agree that the Parties will cooperate with each other and with third-party providers to effectuate withholding and remittance of taxes, as well as required tax reporting, in a timely, efficient, and appropriate manner.

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

Section 8.1 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Parent Employee, Former Parent Employee, Spinco Employee or Former Spinco Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, at, before or after January 1, 2014, shall be retained or assumed by Parent (in respect of Parent Employees and Former Parent Employees) or Spinco (in respect of Spinco Employees or Former Spinco Employees).

Section 8.2 Code Sections 162(m) and 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to (i) preserve, to the extent possible, a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation, and (ii) to ensure that the treatment of any deferred compensation does not cause the imposition of a tax under Code Section 409A.

Section 8.3 Certain Payroll, Bonus and Supplemental Plan Matters.

(a) Payroll of Transferring Employees. Except as otherwise mutually agreed upon in writing by Parent and Spinco, in the case of an individual who transferred employment at January 1, 2014 from Parent to Spinco, Spinco shall be responsible for paying the entire payroll amount due such individual for the first payroll cycle ending after January 1, 2014, and for satisfying all applicable tax reporting and withholding requirements in respect of such payment; provided, that, Spinco shall withhold from that first payroll the 401(k) contributions, catch-up contributions, Roth elective deferral contributions and after-tax deposits elected prior to January 1, 2014, by transferring employees under the Parent 401(k) Thrift Plan (“Thrift Plan Contributions”). Parent shall deposit the Thrift Plan Contributions and related matching contributions into the Parent 401(k) Thrift Plan prior to the Thrift Plan Transfer Date, and Parent shall reimburse Spinco for the gross amount of the payroll payment (i.e., including any applicable deductions), but not including the Thrift Plan Contributions, and for all tax withholdings remitted in respect of the portion of such payroll period ending prior to January 1, 2014. Parent shall be entitled to the benefit of any tax deduction in respect of its payments for (i) the semi-monthly payroll cycle ending December 31, 2013, and (ii) the portion of the bi-weekly payroll cycle ending January 4, 2013, and representing work performed before January 1, 2014.

(b) Annual Incentive Plans.

(i) Payments Under the Parent Annual Incentive Plans. On or about March 1, 2014, Spinco shall pay eligible Spinco Employees a cash bonus payment equal to the full annual bonus amount earned by such Spinco Employee for 2013 pursuant to the terms of the applicable Parent Annual Incentive Plan. Prior to the date of such payment, Parent shall provide to Spinco documentation detailing the amount of the bonus payable to each Spinco Employee. Spinco shall be entitled to the benefit of any tax deduction in respect of the cash bonus payment pursuant to this Section 8.3(b)(i).

(ii) Future Annual Incentive Plans. Each of Parent and Spinco are expected to implement their own annual incentive plans for calendar year 2014 in which Parent Employees and Spinco Employees, respectively, will participate. Spinco shall be solely responsible for funding, paying and discharging all obligations relating to any annual cash incentive awards that any Spinco Employee is eligible to receive under any Spinco annual incentive plan with respect to payments made on account of performance periods beginning at or after January 1, 2014, and Parent shall be solely responsible for funding, paying and discharging all obligations relating to any annual cash incentive awards that any Parent Employee is eligible to receive under any Parent Annual Incentive Plan with respect to payments made on account of performance periods beginning at or after January 1, 2014.

(c) Forms W-2. Parent shall retain Form W-2 and other payroll reporting obligations for the 2013 calendar year for all Spinco Employees and Former Spinco Employees. Except as otherwise set forth herein, each Party shall bear the expense of, and W-2 and other payroll reporting obligations for, all compensation payable to or on behalf of its employees, contractors, and former employees and contractors in years subsequent to 2013. Parent and Spinco hereby agree to follow the standard procedure for United States employment tax reporting as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-35.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by Parent. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Parent shall, and shall cause the other members of the Parent Group to indemnify, defend and hold harmless Spinco’s Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Retained Business EMA Liabilities or (ii) any breach by Parent or any member of the Parent Group of any provision of this Agreement. The fact another member of the Parent Group has Assumed a Liability covered by this indemnification shall not limit or preclude Parent’s obligation with respect to that Liability under this Agreement.

Section 9.2 Indemnification by Spinco. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Spinco shall, and shall cause the other members of the Spinco Group to indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the LDC EMA Liabilities or (ii) any breach by Spinco or any member of the Spinco Group of any provision of this Agreement.

Section 9.3 General Indemnification. Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article VII of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and, solely for purposes of this Agreement (i) any references to “Agreement” in such Article VII as incorporated herein shall be deemed to be references to this Agreement and (ii) any references to “LDC Liabilities” or “Retained Business Liabilities” in such Article VII as incorporated herein shall be deemed to be references to “LDC EMA Liabilities” and “Retained Business EMA Liabilities”, respectively.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Sharing of Information. Parent and Spinco shall provide to each other and to their respective agents and vendors all information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans, to timely and accurately comply with and report under Section 14 of the Exchange Act, and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such information available outside of its normal business hours and premises. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in the Separation Agreement. The Parties also hereby agree to enter into any business associate agreements with the Parent Benefit Plans or the Spinco Benefit Plan, as applicable, that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 10.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Entity.

Section 10.3 Liabilities.

(a) Audits. In the event a government agency conducts a formal or informal inquiry, investigation or audit of a Parent Benefit Plan or a related trust, or a Spinco Benefit Plan or its related trust that covers, in whole or in part, a time period prior to the Distribution Date, then Parent shall, or shall cause one or more members of the Parent Group to, take all actions necessary to respond to the inquiry, investigation or audit at its sole expense, and assume, retain, pay, perform, fulfill and discharge all Liabilities relating to or arising out of the inquiry, investigation or audit.

(b) Claims. In the event an inquiry, demand, initial claim, claim appeal, or litigation is delivered or filed relating in whole or in part to events that occurred prior to the Distribution Date, then Parent shall, or shall cause one or more members of the Parent Group to, take all actions necessary to respond to the inquiry, demand, initial claim, claim appeal or litigation at its sole expense, and shall assume, retain, pay, perform, fulfill and discharge all Liabilities relating to or arising out of the inquiry, demand, initial claim, claim appeal or litigation to the extent the Liabilities arise out of time periods prior to the Distribution Date.

Section 10.4 Spinco Benefit Plans. Spinco has used Spinco’s own employer identification number to establish any Spinco Benefit Plans pursuant to this Agreement.

Section 10.5 Employer Rights. Nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Plans at any time within their sole discretion.

Section 10.6 Effect on Employment. Except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Parent Benefit Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of Parent or Spinco or any of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 10.7 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.

Section 10.8 Change in Control; Termination of Employment and Severance. The Parties acknowledge and agree that the Separation and the assignment, transfer or continuation of the employment of Employees as contemplated by the Separation shall not: (i) entitle any Parent Employee or Spinco employee to a distribution or other payment from any Parent Benefit Plan or Spinco Benefit Plan or (ii) entitle any Employee to any severance payments or severance benefits from any member of the Parent Group or the Spinco Group. The Parties acknowledge that the Separation will not constitute a “change in control” for purposes of any Parent Benefit Plan or Spinco Benefit Plan in effect on the Distribution Date, or with respect to any awards, including Parent equity awards, outstanding as of the Distribution Date.

Section 10.9 Access to Employees. Following the Effective Time, Parent and Spinco shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between the Parties) to which any employee, director or Benefit Plan of the Parent Group or Spinco Group is a party and which relates to their respective Benefit Plans prior to the Distribution Date. The Party to whom an employee is made available in accordance with this Section 10.9 shall pay or reimburse the other Party for all reasonable expenses incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 10.10 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, alternate payee arrangements, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Participants under Parent Benefit Plans shall be transferred to and be in full force and effect under the corresponding Spinco Benefit Plans until such beneficiary designations, alternate payee arrangements, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Spinco Participant.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Effect if Certain Events do not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Effective Time, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed to in writing by the Parties and neither Party shall have any Liability or further obligation to any other Party under this Agreement.

Section 11.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 11.3 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties’ obligations under this Agreement may require Governmental Approval by Governmental Entities under applicable Law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary Governmental Approvals, which approvals each Party shall, and shall cause the members of its respective Group to, use its commercially reasonable efforts to obtain.

Section 11.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been given on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party or Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.4):

To Parent:

ONEOK, Inc.

100 W. 5th Street

Tulsa, OK 74103

Attn: General Counsel

Facsimile: (918) 588-7890

To Spinco:

ONE Gas, Inc.

15 E. 5th Street

Tulsa, OK 74103

Attn: General Counsel

Facsimile: (918) 947-7010

Section 11.5 Entire Agreement. This Agreement, the Separation Agreement, and each other Ancillary Agreement, including any annexes, schedules and exhibits thereto, as well as any other agreements and documents referred to herein and therein, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 11.6 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 11.7 Amendments. Subject to the terms of Section 11.8 of this Agreement, this Agreement may not be modified or amended except by an agreement in writing signed by each Party.

Section 11.8 Termination. This Agreement (including Article IX (Indemnification) hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of Parent without the approval of Spinco or the stockholders of Parent and it shall be deemed terminated if and when the Separation Agreement is terminated. In the event of such termination, neither Party shall have any Liability of any kind to the other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by Parent and Spinco.

Section 11.9 Savings Clause. The Parties hereby acknowledge that the provisions of this Agreement are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

Section 11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the State of Oklahoma.

Section 11.11 Dispute Resolution. Any controversy, dispute or claim between the Parties or members of their respective Groups arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Dispute”), shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement and, solely for purposes of this Agreement, any references to “Agreement” in such Article IX as incorporated herein shall be deemed to be references to this Agreement; provided, however, any references to “Agreement Disputes” in such Article IX as incorporated herein shall be deemed, solely for purposes of this Agreement, to be references to Agreement Disputes as defined in this Agreement.

Section 11.12 Consent to Jurisdiction. Subject to the provisions of Article IX of the Separation Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the District Court of the State of Oklahoma for Tulsa County, and (b) the United States District Court for the Northern District of Oklahoma, Tulsa Division (the “Oklahoma Courts”), for the purposes of any suit, Action or other proceeding in accordance with Article IX of the Separation Agreement. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail or receipted courier service to such Party’s respective address set forth in Section 11.4 of this Agreement shall be effective service of process for any Action, suit or proceeding in the Oklahoma Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.12. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any such Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Oklahoma Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.13 Titles and Headings. Titles and headings to Sections and Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.14 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 11.15 Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that, a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided, that, the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto. In addition, in the event that any third Person or “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) acquires, including by way of merger, consolidation or other business combination, fifty percent or more of the consolidated Assets or voting equity of either Parent or Spinco, such Party, as applicable, shall take all necessary action so that such third Person or group shall become a guarantor of the obligations of Parent or Spinco, as applicable, under this Agreement.

Section 11.16 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.17 Successors and Assigns. Subject to Section 11.15, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 11.11 of this Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any Oklahoma Court, and (iii) enforcement of any such award of an arbitral tribunal or an Oklahoma Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 11.19 Waiver of Jury Trial. Subject to Sections 11.11, 11.12 and 11.18 of this Agreement, each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any court proceeding contemplated by Section 11.12 of this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.19.

Section 11.20 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 11.21 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

Section 11.22 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 11.23 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ONEOK, INC.

By:	/s/ John W. Gibson
Name: John W. Gibson
Title: Chairman and Chief Executive Officer

ONE Gas, Inc.

By:	/s/ John W. Gibson
Name: John W. Gibson
Title: Chairman of the Board